Exhibit 3.1

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DELL TECHNOLOGIES INC.

The present name of the corporation is Dell Technologies Inc. The corporation was incorporated under the name “Denali Holding Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 31, 2013. This Sixth Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation's Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is “Dell Technologies Inc.” (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total authorized number of shares of capital stock of the Corporation shall be eight billion, eight-hundred one million (8,801,000,000) shares, which shall consist of (i) one million (1,000,000) shares of Preferred Stock, of the par value of $0.01 per share (the “Preferred Stock”), and (ii) eight billion, eight-hundred million (8,800,000,000) shares of Common Stock, of the par value of $0.01 per share (the “Common Stock”).

ARTICLE V

The following is a statement fixing certain of the designations and powers, voting powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the board of directors of the Corporation (the “Board of Directors”) to fix any such provisions not fixed by this Certificate of Incorporation:

Section 5.1    Preferred Stock.

(a)    Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution (as defined below), the Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The number of shares, designations and powers, voting powers, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such powers, preferences and/or rights (collectively the “Series Terms”), shall be such as are stated and expressed in a resolution or resolutions providing for the creation of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated, and set forth in a certificate of designation executed, acknowledged, and filed in accordance with Sections 103 and 151 of the DGCL. The powers of the Board of Directors to determine the Series Terms of a particular series (any of which powers may by resolution of the Board of Directors be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, determination of the following:

(1)    The number of shares constituting that series and the distinctive designation of that series;

(2)    The dividend rate on the shares of that series, whether such dividends, if any, shall be cumulative, and, if so, the date or dates from which dividends payable on such shares shall accumulate, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)    Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)    Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;

(5)    Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including their relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)    The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8)    The conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or senior thereto, with respect to dividends or distribution of assets upon liquidation;

(9)    The conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation; and

(10)    Any other designations, powers, preferences, and rights, including, without limitation, any qualifications, limitations, or restrictions thereof.

(b)    To the fullest extent permitted by the DGCL, any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside this Certificate of Incorporation and the Preferred Stock Series Resolution; provided, that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in this Certificate of Incorporation or in the Preferred Stock Series Resolution.

(c)    Subject to the provisions of this Article V and to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the issuance of shares of one or more series of Preferred Stock may be authorized from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors or a designated committee thereof, in an aggregate amount not exceeding the total number of shares constituting any such series or the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Except in respect of series particulars fixed by the Board of Directors or its committee as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical, and all shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Section 5.2    Common Stock.

There shall be four series of Common Stock created, having the number of shares and the voting powers, preferences, designations, rights, qualifications, limitations or restrictions set forth below:

(a)    Common Stock. One series of common stock of the Corporation is designated as “Class A Common Stock” consisting of six-hundred million (600,000,000) shares, of the par value of $0.01 per share (the “Class A Common Stock”); one series of common stock of the Corporation is designated as “Class B Common Stock” consisting of two-hundred million (200,000,000) shares, of the par value of $0.01 per share (the “Class B Common Stock”); one series of common stock of the Corporation is designated as “Class C Common Stock” consisting of seven billion, nine-hundred million (7,900,000,000) shares, of the par value of $0.01 per share (the “Class C Common Stock”); and one series of common stock of the Corporation is designated as “Class D Common Stock” consisting of one-hundred million (100,000,000) shares, of the par value of $0.01 per share (the “Class D Common Stock”).

(b)    Dividends. Subject to the provisions of any Preferred Stock Series Resolution:

(1)    Dividends on the Common Stock may be declared and paid out of the assets of the Corporation legally available therefor.

(2)    Subject to the provisions of any Preferred Stock Series Resolution, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, the holders of Class C Common Stock and the holders of Class D Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of the assets or funds of the Corporation legally available therefor; provided, that in the event that any such dividend is paid in the form of shares of Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class A Common Stock, as the case may be, the holders of Class B Common Stock shall receive Class B Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class B Common Stock, as the case may be, the holders of Class C Common Stock shall receive Class C Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class C Common Stock, as the case may be, and the holders of Class D Common Stock shall receive Class D Common Stock or Convertible Securities convertible, exchangeable or exercisable for shares of Class D Common Stock, as the case may be.

(c)    Liquidation and Dissolution.

(1)    In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and payment or provision for payment of any preferential amount due to the holders of any other class or series of stock as to payments upon dissolution of the Corporation, the holders of shares of Common Stock shall be entitled to receive their proportionate interests in the assets of the Corporation remaining for distribution to holders of stock (regardless of the class or series of stock to which such assets are then attributed).

(2)    Neither (i) the consolidation or merger of the Corporation with or into any other Person or Persons, (ii) a transaction or series of related transactions that results in the transfer of more than 50% of the voting power of the Corporation nor (iii) the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 5.2(c).

(d)    Subdivisions or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of any series of Common Stock, the outstanding shares of the other series of Common Stock will be subdivided or combined in the same manner.

(e)    Voting Rights. Subject to Article VI, (i) each holder of record of Class A Common Stock shall be entitled to ten (10) votes per share of Class A Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (ii) each holder of record of Class B Common Stock shall be entitled to ten (10) votes per share of Class B Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; (iii) each holder of record of Class C Common Stock shall be entitled to one vote per share of Class C Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote; and (iv) each holder of record of Class D Common Stock shall not be entitled to any vote on any matter except to the extent required by provisions of Delaware law (in which case such holder shall be entitled to one vote per share of Class D Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote). Except (A) as may otherwise be provided in this Certificate of Incorporation, or (B) as may otherwise be required by the laws of the State of Delaware, the holders of shares of all series of Common Stock will vote as one class with respect to the election of Group I Directors (as defined below) and with respect to all other matters to be voted on by stockholders of the Corporation; provided, that the holders of Class C Common Stock (and no other series of Common Stock) will vote as one class with respect to the election of the Group IV Director (as defined below). Except as expressly provided herein, no series of Common Stock shall be entitled to vote as a separate series on any matter except to the extent required by provisions of Delaware law. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the holders of shares of Common Stock will vote as one class with respect to any proposed amendment to this Certificate of Incorporation that (i) would increase (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established, or (ii) decrease (x) the number of authorized shares of common stock or any class or series thereof, (y) the number of authorized shares of preferred stock or any series thereof or (z) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock then outstanding), and no separate class or series vote of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter.

(f)    Equal Status. Except as expressly provided in this Article V and in Article VI, Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall have the same rights and privileges and rank equally, share ratably on a per share basis and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), each holder of Common Stock shall have the right to receive, or the right to elect to receive, the same amount and form of consideration, if any, on a per share basis, as each other holder of Common Stock, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of Common Stock shall have the right to receive, or the right to elect to receive, the same amount or form of consideration on a per share basis as each other holder of Common Stock; provided, that notwithstanding anything herein to the contrary, the holders of Class C Common Stock and the holders of Class D Common Stock may receive non-voting securities or capital stock, or securities or capital stock with differing voting rights or preferences than the holders of Class A Common Stock and/or the holders of Class B Common Stock in connection with a merger, consolidation, other business combination, or tender or exchange offer involving the Corporation.

(g)    Senior, Parity or Junior Stock.

(1)    Whenever reference is made in this Article V to shares “ranking senior to” another class or series of stock or “on a parity with” another class or series of stock, such reference shall mean and include all other shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank equally with, as the case may be, the rights of the holders of such other class or series of stock. Whenever reference is made to shares “ranking junior to” another class or series of stock, such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of such class or series of stock.

(2)    Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock shall rank on a parity with each other series of Preferred Stock and each series of Preferred Stock shall rank senior to the Common Stock. Except as otherwise provided herein, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock shall rank on a parity with each other, and, except as otherwise provided in any Preferred Stock Series Resolution, each of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock shall rank junior to the Preferred Stock.

(h)    Reservation and Retirement of Shares.

(1)    The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

(2)    Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

(i)    No Preemptive Rights.

Subject to the provisions of any Preferred Stock Series Resolution, no holder of shares of stock of the Corporation shall have any preemptive or other rights, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock of the Corporation; but, subject to the provisions of any Preferred Stock Series Resolution, such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such Persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the Corporation shall have by binding contract agreed.

(j)    Conversion of Class A Common Stock, Class B Common Stock and Class D Common Stock.

(1)    At any time and from time to time, (i) any holder of Class A Common Stock or Class B Common Stock shall have the right by written election to the Corporation to convert all or any of the shares of Class A Common Stock or Class B Common Stock, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis and (ii) any holder of Class D Common Stock, subject to any legal requirements applicable to such holder (including any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable antitrust laws), shall have the right by written election to the Corporation to convert all or any of the shares of Class D Common Stock held by such holder into shares of Class C Common Stock on a one-to-one basis.

(2)    If any such holder seeks to convert any share of Class A Common Stock, Class B Common Stock or Class D Common Stock pursuant to this Section 5.2(j), such written election shall be delivered by certified mail or courier, postage prepaid, to the Corporation or the Corporation’s transfer agent. Each such written election shall (i) state the number of shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, elected to be converted and (ii) be accompanied by the certificate or certificates representing the shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer). The conversion of such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, shall be deemed effective as of the close of business on the date of receipt by the Corporation’s transfer agent of the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, and any other instruments required by this Section 5.2(j)(2).

(3)    Upon receipt by the Corporation’s transfer agent of a written election accompanied by the certificate or certificates representing such shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, being converted, duly assigned or endorsed for transfer to the Corporation (and, if so required by the Corporation or its transfer agent, accompanied by duly executed instruments of transfer), the Corporation shall deliver to the relevant holder (i) a certificate in such holder’s name (or the name of such holder’s designee) for the number of shares of Class C Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares of Class A Common Stock, Class B Common Stock or Class D Common Stock, and (ii) if applicable, a certificate in such holder’s name (or the name of such holder’s designee) for the number of shares (including any fractional share) of Class A Common Stock, Class B Common Stock or Class D Common Stock, as applicable, represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of Class C Common Stock issued hereunder by the Corporation shall be validly issued, fully paid and non-assessable.

(4)    Notwithstanding anything in this Certificate of Incorporation to the contrary, upon any Transfer of shares of Class A Common Stock or Class B Common Stock to any Person other than (i) a Permitted Transferee of the transferor, (ii) in the case of the Class A Common Stock, (x) in a transfer pursuant to a Qualified Sale Transaction or (y) in connection with the transfer, at substantially the same time, of an aggregate number of shares of Common Stock held by the MSD Partners Stockholders and their Permitted Transferees greater than 50% of the outstanding shares of Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons or (iii) the case of the Class B Common Stock, in connection with the transfer, at substantially the same time, of an aggregate number of shares of Common Stock held by the transferor and its Permitted Transferees greater than 50% of the outstanding shares of Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) to any Person or group of Affiliated Persons, the shares so Transferred shall automatically and as a condition to the effectiveness of such Transfer be converted into shares of Class C Common Stock on a one-for-one basis.

(5)    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock, such number of shares of Class C Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class A Common Stock, Class B Common Stock and Class D Common Stock.

(k)    Transfer Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of a certificate or certificates representing any shares of capital stock and/or other securities on conversion or redemption of shares of Common Stock pursuant to this Section 5.2. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of a certificate or certificates representing any shares of capital stock in a name other than that in which the shares of Common Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the Person requesting the same has paid to the Corporation or its transfer agent the amount of any such tax, or has established to the satisfaction of the Corporation or its transfer agent that such tax has been paid.

ARTICLE VI

(a)    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)    The Board of Directors shall consist of:

(1)    The Group I directors (the “Group I Directors”). The holders of Common Stock (other than the holders of Class D Common Stock), voting together as a single class, shall be entitled to elect, vote to remove or fill any vacancy in respect of any Group I Director. The number of Group I Directors shall not be less than three (3) nor more than twenty (20) as shall be determined in accordance with the Bylaws. Any newly-created directorship on the Board of

Directors with respect to the Group I Directors that results from an increase in the number of Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, provided, that a quorum is present, and any other vacancy occurring on the Board of Directors with respect to the Group I Directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. A majority of the Common Stock (other than the Class D Common Stock), voting together as a single class, shall be entitled remove any Group I Director with or without cause at any time. Each Group I Director shall be entitled to cast one (1) vote.

(2)    The holders of Class C Common Stock shall have the right, voting separately as a series, to elect one (1) director (the “Group IV Director”), and, voting separately as a series, shall solely be entitled to vote to remove any Group IV Director. In connection with each annual meeting of the stockholders of the Corporation, the Board of Directors will nominate one nominee as the Group IV Director, whose election will be subject to such vote of the holders of the Class C Common Stock, voting separately as a series. In the case of any vacancy occurring with respect to the Group IV Director, such vacancy may be filled by the affirmative vote of a majority of the Board of Directors then in office until the next annual meeting of stockholders of the Corporation or until the Group IV Director’s earlier removal. The holders of Class C Common Stock, voting separately as a series, shall be entitled to remove the Group IV Director with or without cause at any time. The Group IV Director shall be entitled to cast one (1) vote.

(c)    No stockholders of the Corporation other than the holders of the Class C Common Stock shall be entitled to vote with respect to the election or the removal without cause of the Group IV Director. At any meeting held for the purpose of electing directors, (i) the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of Common Stock shall be required, and shall be sufficient, to constitute a quorum for the election of the Group I Directors and (ii) the presence in person or by proxy of the holders of a majority of the outstanding shares of Class C Common Stock shall be required, and shall be sufficient, to constitute a quorum of such series for the election of the Group IV Director by such series. At any such meeting or adjournment thereof, the absence of a quorum of any of the holders of the Class C Common Stock shall not prevent the election of directors other than the Group IV Director and the absence of a quorum or quorums of the holders of capital stock of the Corporation entitled to elect such other directors shall not prevent the election of the Group IV Director.

ARTICLE VII

Elections of the members of the Board of Directors shall be held annually at the annual meeting of stockholders and each director shall be elected for a term commencing on the date of such director’s election and ending on the earlier of (i) the date such director’s successor is elected and qualified and (ii) the date of such director’s death, resignation, disqualification or removal. Elections of the members of the Board need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VIII

Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing,

setting forth the actions to be so taken, shall be signed by both (i) the holders of stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted and (ii) each of the holders of a majority of the Common Stock beneficially owned by the MD Stockholders and a majority of the Common Stock beneficially owned by the SLP Stockholders, if any, that are stockholders at such time, and shall be delivered to the Corporation by delivery to its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings are recorded.

ARTICLE IX

Subject to any limitations set forth in this Certificate of Incorporation and to obtaining any required stockholder votes or consents required hereby, the Board of Directors is expressly authorized to amend, alter or repeal the Bylaws or adopt new Bylaws, without any action on the part of the stockholders; provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered or repealed by the stockholders subject to any limitations set forth in this Certificate of Incorporation.

ARTICLE X

(a)    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities.

(b)    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, further, that, if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article X or otherwise.

(c)    The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in this Article X.

(d)    If a written claim for advancement and payment of expenses received by the Corporation from or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, or if a written claim for indemnification following final disposition of the applicable proceeding received by the Corporation by or on behalf of an indemnified party under this Article X is not paid in full by the Corporation within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e)    The right to indemnification and the advancement and payment of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(f)    The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(g)    If this Article X or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director and officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE XI

To the fullest extent permitted by the DGCL and subject to any express agreement that may from time to time be in effect, the Corporation acknowledges and agrees that any Covered Person may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any Person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates, and/or (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by the DGCL, the Corporation renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of such Person’s participation in any such business or investment. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision. The Corporation hereby expressly acknowledges and agrees in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person outside of his or her capacity as an officer or director of the Corporation and (y) the Corporation or any Subsidiary, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation or any Subsidiary. To the fullest extent permitted by the DGCL, the Corporation hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge, except for any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation or any Subsidiary, and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Corporation, any Subsidiary or their respective stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity to the Corporation or such Subsidiary; provided, in each such case, that any corporate opportunity which is expressly offered to a Covered Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Article XI, in which case any such advanced expenses shall be promptly reimbursed to the Corporation.

ARTICLE XII

(a)    Subject to obtaining any required stockholder votes or consents provided for herein or in any Preferred Stock Series Resolution, the Corporation shall have the right, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment thereof are conferred subject to such right.

(b)    Notwithstanding anything herein to the contrary, (i) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class A Common Stock and (ii) the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class B Common Stock shall be required (A) for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article V and/or Article VI and, (B) for so long as the MD Stockholders or the SLP Stockholders own any Common Stock, for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of Article X, Article VI or this paragraph (b) of this Article XII.

(c)    Notwithstanding anything herein to the contrary, the affirmative vote of the holders of a majority of the then issued and outstanding shares of Class C Common Stock shall be required for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of paragraph (b)(2) of Article VI that would have a material adverse effect on the powers or special rights of the Class C Common Stock pursuant to such paragraph.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, (i) the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (D) any action asserting a claim against the Corporation or any director or officer or stockholder of the Corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), and (ii) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XIII.

ARTICLE XIV

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE XV

CERTAIN DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article XV will have, for all purposes of this Certificate of Incorporation, the meanings herein specified:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. Notwithstanding the foregoing, for purposes of this Certificate of Incorporation, (i) the Corporation, its Subsidiaries and its other controlled Affiliates shall not be considered Affiliates of any of the Sponsor Stockholders or any of such party’s Affiliates (other than the Corporation, its Subsidiaries and its other controlled Affiliates), (ii) none of the MD Stockholders and the MSD Partners Stockholders, on the one hand, and/or the SLP Stockholders, on the other hand, shall be considered Affiliates of each other and (iii) except with respect to Article XI, none of the Sponsor Stockholders shall be considered Affiliates of (x) any portfolio company in which any of the Sponsor Stockholders or any of their investment fund Affiliates have made a debt or equity investment (and vice versa) or (y) any limited partners, non-managing members or other similar direct or indirect investors in any of the Sponsor Stockholders or their affiliated investment funds. The term “Affiliated” has a meaning correlative to the foregoing.

“Anticipated Closing Date” means the anticipated closing date of any proposed Qualified Sale Transaction, as determined in good faith by the Board of Directors on the Applicable Date.

“Applicable Date” means, with respect to any proposed Qualified Sale Transaction, (i) the date that the applicable notice is delivered to the SLP Stockholders by the Corporation that the MD Stockholder has entered into a Qualified Sale Transaction; provided, that a definitive agreement providing for such Qualified Sale Transaction on the terms specified in such notice has been entered into with the applicable purchaser prior to delivering such notice, and (ii) in all instances other than those specified in clause (i), the date that a definitive agreement is entered into with the applicable purchaser providing for such Qualified Sale Transaction.

“Approved Exchange” means the New York Stock Exchange and/or the Nasdaq Stock Market.

“Award” means an award pursuant to a Stock Plan of restricted stock units (including performance-based restricted stock units) that correspond to Common Stock and/or options to subscribe for, purchase or otherwise acquire shares of Common Stock.

“beneficially owns” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided, that no stockholder shall be deemed to beneficially own any Securities held by any other stockholder solely by virtue of the provisions of any stockholder agreement or similar contractual arrangement; provided, further, that (i) for the purposes of calculating the beneficial ownership of the MD Stockholders, all of the MD Stockholders’

Common Stock, the MSD Partners Stockholders’ Common Stock, all of their respective Affiliates’ Common Stock and all of their respective Permitted Transferees’ Common Stock (including in each case Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by the MD Stockholders and as being outstanding (except for Common Stock that was transferred by the MD Stockholders, their Affiliates or Permitted Transferees after MD’s death to an individual or Person other than an (i) individual or entity described in clause (1)(a), (1)(b), (1)(c) or (1)(d) of the definition of “Permitted Transferee” or (ii) an MD Fiduciary), and (ii) for the purposes of calculating the beneficial ownership of any other stockholder, all of such stockholder’s Common Stock, all of its Affiliates’ Common Stock and all of its Permitted Transferees’ Common Stock (including in each case Common Stock issuable upon exercise, delivery or vesting of Awards) shall be included as being owned by such stockholder and as being outstanding.

“Bylaws” means the bylaws of the Corporation, as amended or restated from time to time in accordance with this Certificate of Incorporation.

“Certificate of Incorporation” means this Sixth Amended and Restated Certificate of Incorporation, as it may be amended from time to time.

“control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Convertible Securities” means any securities of a Person that are convertible into, or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise or exchange at such time or a later time or only upon the occurrence of certain events, but in respect of anti-dilution provisions of such securities only upon the effectiveness thereof.

“Covered Person” means (i) any director or officer of the Corporation or any of its Subsidiaries who is also a director, officer, employee, managing director or other Affiliate of MSDC or SLP, (ii) MSDC and the MSD Partners Stockholders, and (iii) SLP and the SLP Stockholders; provided, that MD shall not be a “Covered Person” for so long as he is an executive officer of the Corporation or any of the Specified Subsidiaries.

“Dell” means Dell Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate.

“Dell International” means Dell International L.L.C., a Delaware limited liability company.

“Disability” means any physical or mental disability or infirmity that prevents the performance of MD’s duties as a director or Chief Executive Officer of the Corporation or any Domestic Specified Subsidiary (if, in the case of a Domestic Specified Subsidiary, MD is at the time of such disability or infirmity serving as a director or the Chief Executive Officer of such Domestic Specified Subsidiary) for a period of one hundred eighty (180) consecutive days.

“Disabling Event” means either the death, or the continuation of any Disability, of MD.

“Domestic Specified Subsidiary” means each of (i) Intermediate, (ii) Dell, (iii) EMC, (iv) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), and (v) any successors and assigns of any of Intermediate, Dell, EMC and Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree) that are Subsidiaries of the Corporation and are organized or incorporated under the laws of the United States, any State thereof or the District of Columbia.

“EMC” means EMC Corporation, a Massachusetts corporation and wholly-owned subsidiary of the Corporation.

“Fair Market Value” means, as of any date, (i) with respect to cash, the value of such cash on such date, (ii) with respect to Marketable Securities and any other securities that are immediately and freely tradeable on stock exchanges and over-the-counter markets, the average of the closing price of such securities on its principal exchange or over-the-counter market for the ten (10) trading days immediately preceding such date and (iii) with respect to any other securities or other assets, the fair value per security of the applicable securities or assets as of such date on the basis of the sale of such securities or assets in an arm’s-length private sale between a willing buyer and a willing seller, neither acting under compulsion, determined in good faith by MD (or, during the existence of a Disabling Event, the MD Stockholders) and the SLP Stockholders.

“Immediate Family Members” means, with respect to any natural person (including MD), (i) such natural person’s spouse, children (whether natural or adopted as minors), grandchildren or more remote descendants, siblings, spouse’s siblings and (ii) the lineal descendants of each of the persons described in the immediately preceding clause (i).

“Initial SLP Stockholders” means the SLP Stockholders who purchased Series B Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) on October 29, 2013, together with any of their Permitted Transferees to whom they transferred or transfer Series B Stock and/or Common Stock.

“Initial SLP Stockholders’ Investment” means the Initial SLP Stockholders’ initial investment in the Corporation and its Subsidiaries on October 29, 2013.

“Intermediate” means Denali Intermediate Inc., a Delaware corporation and a wholly-owned subsidiary of the Corporation.

“IRR” means, as of any date of determination, the discount rate at which the net present value of all of the Initial SLP Stockholders’ investments in the Corporation and its Subsidiaries on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) to the date of determination and the Return to the Initial SLP Stockholders through such time equals zero, calculated for each such date that an investment was made in the Corporation or its Subsidiaries from the actual date such investment was made and for any Return, from the date such Return was received by the Initial SLP Stockholders.

“Marketable Securities” means securities that (i) are traded on an Approved Exchange or any successor thereto, (ii) are, at the time of consummation of the applicable transfer, registered, pursuant to an effective registration statement and will remain registered until such time as such securities can be sold by the holder thereof pursuant to Rule 144 (or any successor provision)

under the Securities Act, as such provision is amended from time to time, without any volume or manner of sale restrictions, (iii) are not subject to restrictions on transfer as a result of any applicable contractual provisions or by law (including the Securities Act) and (iv) the aggregate amount of which securities received by the Sponsor Stockholders (other than the MD Stockholders), collectively, with those received by its Affiliates, in any Qualified Sale Transaction do not constitute 10% or more of the issued and outstanding securities of such class on a pro forma basis after giving effect to such transaction. For the purpose of this definition, Marketable Securities are deemed to have been received on the trading day immediately prior to the Applicable Date.

“MD” means Michael S. Dell.

“MD Charitable Entity” means the Michael & Susan Dell Foundation and any other private foundation or supporting organization (as defined in Section 509(a) of the U.S. Internal Revenue Code of 1986, as amended from time to time) established and principally funded directly or indirectly by MD and/or his spouse.

“MD Fiduciary” means any trustee of an inter vivos or testamentary trust appointed by MD.

“MD Related Parties” means any or all of MD, the MD Stockholders, the MSD Partners Stockholders, any Permitted Transferee of the MD Stockholders or the MSD Partners Stockholders, any Affiliate or family member of any of the foregoing and/or any business, entity or Person which any of the foregoing controls, is controlled by or is under common control with; provided, that neither the Corporation nor any of its Subsidiaries shall be considered an “MD Related Party” regardless of the number of shares of Common Stock beneficially owned by the MD Stockholders.

“MD Stockholders” means, collectively, MD and the SLD Trust, together with their respective Permitted Transferees that acquire Common Stock.

“Merger” means the merger of Merger Sub with and into EMC, with EMC surviving as a wholly-owned subsidiary of the Corporation.

“Merger Sub” means Universal Acquisition Co., which, as of the date of the Merger, was a Delaware corporation and a direct wholly-owned subsidiary of the Corporation.

“Minimum Return Requirement” means, with respect to the Initial SLP Stockholders, a Return with respect to their aggregate equity investment on and after October 29, 2013 in the Corporation and its Subsidiaries through the Anticipated Closing Date (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) equal to or greater than both (i) two (2.0) multiplied by the SLP Invested Amount and (ii) the amount necessary to provide the Initial SLP Stockholders with an IRR of 20.0% on the SLP Invested Amount. Whether a proposed Qualified Sale Transaction satisfies the Minimum Return Requirement will be determined as of the Applicable Date, and, for purposes of determining whether the Minimum Return Requirement has been satisfied, the Fair Market Value of any Marketable Securities (A) received prior to the Applicable Date shall be determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders and (B) to be received in the proposed Qualified Sale Transaction shall be determined as of the Applicable Date. For purposes of determining the Minimum Return Requirement, for the avoidance of doubt, other payments received by the Initial SLP Stockholders, or in respect of which the Initial SLP Stockholders have been reimbursed or indemnified shall be disregarded and shall not be considered payments received in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries.

“MSDC” means MSD Partners, L.P. and its Affiliates (other than MD for so long as MD serves as the Chief Executive Officer of the Corporation).

“MSD Partners Stockholders” means, collectively, (a) MSDC Denali Investors, L.P., a Delaware limited partnership, and MSDC Denali EIV, LLC, a Delaware limited liability company, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the MSD Partners Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of Common Stock greater than 50% of the outstanding shares of Common Stock owned by the MSD Partners Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

“outstanding,” when used with respect to the shares of any class of common stock, will include, without limitation, the shares of such class, if any, held by any subsidiary of the applicable corporation, except as otherwise provided by applicable law with respect to the exercise of voting rights. No shares of any class of common stock (or Convertible Securities that are convertible into or exercisable or exchangeable for common stock) held by a corporation in its treasury will be deemed outstanding.

“Permitted Transferee” means:

1. In the case of the MD Stockholders:

(a) MD, SLD Trust or any Immediate Family Member of MD;

(b) any MD Charitable Entity;

(c) one or more trusts whose current beneficiaries are and will remain for so long as such trust holds Securities, any of (or any combination of) MD, one or more Immediate Family Members of MD or MD Charitable Entities;

(d) any corporation, limited liability company, partnership or other entity wholly-owned by any one or more Persons or entities described in clause (1)(a), (1)(b) or (1)(c) of this definition of “Permitted Transferee”; or

(e) from and after MD’s death, any recipient under MD’s will, any revocable trust established by MD that becomes irrevocable upon MD’s death, or by the laws of descent and distribution.

2. In the case of the MSD Partners Stockholders, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of the MSD Partners Stockholders that remains such an Affiliate or affiliated private equity fund of such MSD Partners Stockholder; provided, that for the avoidance of doubt, except as otherwise agreed in writing between the Sponsor Stockholders, the MD Stockholders and Permitted Transferees of the MD Stockholders shall not be Permitted Transferees of any MSD Partners Stockholder.

3. In the case of any other stockholder (other than the MD Stockholders or the MSD Partners Stockholders) that is a partnership, limited liability company or other entity, (A) any of its controlled Affiliates (other than portfolio companies) or (B) an affiliated private equity fund of such stockholder that remains such an Affiliate or affiliated private equity fund of such stockholder.

For the avoidance of doubt, (x) each MD Stockholder will be a Permitted Transferee of each other MD Stockholder, (y) each MSD Partners Stockholder will be a Permitted Transferee of each other MSD Partners Stockholder and (z) each SLP Stockholder will be a Permitted Transferee of each other SLP Stockholder.

“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.

“Qualified Sale Transaction” means any Sale Transaction (i) pursuant to which more than 50% of the Common Stock and other debt securities exercisable or exchangeable for or convertible into Common Stock, or any option, warrant or other right to acquire any Common Stock or such debt securities of the Corporation will be acquired by a Person that is not an MD Related Party, nor the Corporation or any Subsidiary of the Corporation, (ii) in respect of which each Sponsor Stockholder other than the MD Stockholders has the right to participate in such Sale Transaction on the same terms as the MD Stockholders, (iii) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the SLP Stockholders will receive consideration for their Common Stock and any other securities acquired pursuant to the exercise of any participation rights to which such SLP Stockholders are contractually entitled, if any, that consists entirely of cash and/or Marketable Securities and (iv) unless otherwise agreed by prior written consent of the SLP Stockholders, in which the net proceeds of cash and Marketable Securities to be received by the Initial SLP Stockholders will, as of the Applicable Date, result in the Minimum Return Requirement being satisfied.

“Return” means, as of any date of determination, the sum of (i) all cash, (ii) the Fair Market Value of all Marketable Securities (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders if not received in a Qualified Sale Transaction, or if received in a Qualified Sale Transaction, the Applicable Date) and (iii) the Fair Market Value of all other securities or assets (determined as of the trading date immediately preceding the date on which they are received by the Initial SLP Stockholders), in each such case, paid to or received by the Initial SLP Stockholders prior to such date pursuant to (A) any dividends or distributions of cash and/or Marketable Securities by the Corporation or its Subsidiaries to the Initial SLP Stockholders in respect of their Common Stock and/or equity securities of the Corporation’s Subsidiaries, (B) a transfer of equity securities of the Corporation and/or its Subsidiaries by the Initial SLP Stockholders to any Person and/or (C) a Qualified Sale Transaction; provided, that in the case of a Qualified Sale Transaction, if the Initial SLP Stockholders retain any portion of their Common Stock and/or equity securities of the Corporation’s Subsidiaries following such Qualified Sale Transaction, the Fair Market Value of such portion immediately following such Qualified Sale Transaction (x) shall be deemed consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return,” and (y) shall be based on the per security price of such Common Stock and/or equity securities of the Corporation’s Subsidiaries to be transferred or sold in such Qualified Sale Transaction, assuming (1) full payment of all fees and expenses payable by or on behalf of the Corporation or its Subsidiaries to any Person in connection therewith, including to any financial advisors, consultants, accountants, legal counsel and/or other advisors or representatives and/or otherwise payable, and (2) no earn-out payments, contingent payments (other than, in the case of a Qualified Sale Transaction, payments contingent upon the satisfaction or waiver of customary conditions to closing of such Qualified Sale Transaction), and/or deferred consideration, holdbacks and/or escrowed proceeds will be received by the Initial SLP Stockholders; provided, further, that notwithstanding anything herein to the contrary and for the avoidance of doubt, (i) all payments received by the Initial SLP Stockholders, or reimbursed or indemnified pursuant to this Certificate of Incorporation, the Bylaws, any stockholder agreement or any similar contractual arrangement, in each case, on account of the SLP Stockholders holding Securities, shall be disregarded and shall not be considered consideration paid to or received by the Initial SLP Stockholders for purposes of calculating the “Return” and (ii) in no event shall the reclassification of the Original Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) contemplated by Section 5.2(c) of the Corporation’s Fourth Amended and Restated Certificate of Incorporation be deemed to have resulted in any “Return.”

“Sale Transaction” means (i) any merger, consolidation, business combination or amalgamation of the Corporation or any Specified Subsidiary with or into any Person, (ii) the sale of Common Stock and/or other voting equity securities of the Corporation that represent (A) a majority of the Common Stock on a fully-diluted basis and/or (B) a majority of the aggregate voting power of the Common Stock and/or (iii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation and its Subsidiaries’ assets (determined on a consolidated basis based on value) (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization); provided, that in calculating the aggregate voting power of the Common Stock for the purpose of clause (ii) of this definition of “Sale Transaction,” the voting power attaching to any shares of Class A Common Stock and/or Class B Common Stock that will convert into Class C Common Stock in connection with such transaction shall be determined as if such conversion had already taken place; provided, further, that in each case, any transaction solely between and among the Corporation and/or its wholly-owned Subsidiaries shall not be considered a Sale Transaction hereunder.

“Securities” means any equity securities of the Corporation, including any Preferred Stock, Common Stock, debt securities exercisable or exchangeable for, or convertible into equity securities of the Corporation, or any option, warrant or other right to acquire any such equity securities or debt securities of the Corporation.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“SLD Trust” means the Susan Lieberman Dell Separate Property Trust.

“SLP” means Silver Lake Management Company III, L.L.C., Silver Lake Management Company IV, L.L.C. and their respective affiliated management companies and investment vehicles.

“SLP III” means Silver Lake Partners III, L.P., a Delaware limited partnership.

“SLP Invested Amount” means an amount equal to the aggregate investment by the Initial SLP Stockholders (without duplication) on and after October 29, 2013 (including, without limitation, the Initial SLP Stockholders’ Investment and in connection with the Merger) in the equity securities of the Corporation and its Subsidiaries. For purposes of determining the SLP Invested Amount all payments made by the SLP Stockholders for which they are subsequently reimbursed or indemnified and for which they do not or did not purchase or acquire equity securities of the Corporation or its Subsidiaries shall be disregarded and shall not be considered payments made or investments in respect of the Initial SLP Stockholders’ investment in the Corporation and its Subsidiaries or their respective equity securities.

“SLP Stockholders” means, collectively, (a) SLP III, SLTI III, Silver Lake Partners IV, L.P., a Delaware limited partnership, Silver Lake Technology Investors IV, L.P., a Delaware limited partnership, and SLP Denali Co-Invest, L.P., a Delaware limited partnership, together with (b)(i) their respective Permitted Transferees that acquire Common Stock and (ii)(x) any Person or group of Affiliated Persons to whom the SLP Stockholders and their respective Permitted Transferees have transferred, at substantially the same time, an aggregate number of shares of Common Stock greater than 50% of the outstanding shares of Common Stock owned by the SLP Stockholders immediately following the closing of the Merger (as adjusted for any stock split, stock dividend, reverse stock split or similar event occurring after the closing of the Merger) and (y) any Permitted Transferees of such Persons specified in clause (x).

“SLTI III” means Silver Lake Technology Investors III, L.P., a Delaware limited partnership.

“Specified Subsidiaries” means any of (i) Intermediate, (ii) Dell, (iii) Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree), (iv) EMC, (v) any successors and assigns of any of Intermediate, Dell, Dell International (until such time as the MD Stockholders and the SLP Stockholders otherwise agree) and EMC, (vi) any other borrowers under the senior secured indebtedness and/or issuer of the debt securities, in each case, incurred or issued to finance the Merger and the transactions contemplated thereby and by the related transactions entered into in connection therewith and (vii) each intermediate entity or Subsidiary between the Corporation and any of the foregoing.

“Sponsor Stockholders” means, collectively, the MD Stockholders, the MSD Partners Stockholders and the SLP Stockholders.

“Stock Plan” means each of (i) the Dell 2012 Long-Term Incentive Plan, Dell 2002 Long-Term Incentive Plan, Dell 1998 Broad-Based Stock Option Plan, Dell 1994 Incentive Plan, Quest

Software, Inc. 2008 Stock Incentive Plan, Quest Software, Inc. 2001 Stock Incentive Plan, Quest Software, Inc. 1999 Stock Incentive Plan, V-Kernel Corporation 2007 Equity Incentive Plan, and Force10 Networks, Inc. 2007 Equity Incentive Plan and (ii) such other equity incentive plans adopted, approved or entered into by the Corporation or its Subsidiaries pursuant to which the Corporation or its Subsidiaries have granted or issued Awards, including the Dell Technologies Inc. Amended and Restated 2013 Stock Incentive Plan.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Transfer” or “transfer” means, with respect to any Security, the direct or indirect offer, sale, exchange, pledge, hypothecation, mortgage, gift, transfer or other disposition or distribution of such Security by the holder thereof or by its representative, and whether voluntary or involuntary or by operation of law including by merger or otherwise (or the entry into any agreement with respect to any of the foregoing); provided, that no (i) conversion of Class A Common Stock and/or Class B Common Stock into Class C Common Stock pursuant to Section 5.2, (ii) conversion of Class D Common Stock into Class C Common Stock pursuant to Section 5.2 nor (iii) redemption of any share of Preferred Stock shall, in each case, constitute a Transfer.

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IN WITNESS WHEREOF, Dell Technologies Inc. has caused this Sixth Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 29th day of June, 2022.

DELL TECHNOLOGIES INC.

By: /s/ Christopher A. Garcia
Name: Christopher A. Garcia
Title: Senior Vice President and Assistant Secretary